Exhibit 99.1


     Cirrus Logic Receives Additional Nasdaq Staff Determination


    AUSTIN, Texas--(BUSINESS WIRE)--Feb. 15, 2007--Cirrus Logic Inc. (Nasdaq:CRUS) today announced that it received, as expected, an additional Nasdaq Staff Determination letter stating that the company is not in compliance with the continued listing requirements of Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed with the Securities and Exchange Commission (the "SEC") its Quarterly Report on Form 10-Q for the quarter ended Dec. 30, 2006.

    As previously announced, the Nasdaq Listing Qualifications Panel has granted the company an extension to file any delinquent periodic reports, and any required restatements, by April 18, 2007, allowing shares of the company's common stock to continue to be listed on the Nasdaq Global Select Market.

    Cirrus Logic, Inc.

    Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

    CONTACT: Cirrus Logic, Inc., Austin
             Investor Contact:
             Thurman K. Case, 512-851-4000
             Chief Financial Officer
             InvestorRelations@cirrus.com